March 3, 2015

Brian Davidson	Sent Via Email
Epic Thrift Stores
Las Vegas, Nevada

Dear Mr. Davidson:

This will confirm our understanding of the arrangements made with you covering the accounting and consulting services Bluechip Advisors LLC (the "Firm") will perform for Epic Thrift (the "Company")..

Our services will include, but not be limited to the following:

SEC Financial Reporting Services:

•	Prepare "Super 8-K" financial statements to include notes to the financials in accordance with Accounting Principles Generally Accepted in the U.S. and in conformity with Rule S-X of the U.S. Securities and Exchange Commission (SEC) for the fiscal years ending December 31, 2013 and 2014.

•	Perform analysis and prepare adjusting journal entries and supporting schedules as needed to correctly report the Company's financial position in accordance with US GAAP.

•	Document current processes and procedures and prepare flow charts as needed for use by the Company's external Auditors.

•	Provide additional audit support to the Company's internal staff as needed.

•	Perform analysis and prepare adjusting journal entries and supporting schedules as requested by the Company's Auditors for the Company's quarterly and annual filings with the SEC.

•	Act as liaison with the Company's external auditors and SEC council on behalf of the Company.

Our staff and consultants will be available for additional questions and advice during the time of this engagement letter.

We will advise you about appropriate accounting principles and their application, but the responsibility for any financial statements remains with you.  Management is also responsible for identifying and ensuring that the entity complies with applicable laws and regulations both in the past and with any business relationships we are able to arrange for you.

Epic Thrift Stores
March 2, 2015

________________

We estimate our fees in connection with the SEC Financial Reporting Services Engagement to be between $45,000 and $55,000.  $20,000 is due upon signing the agreement, $10,000 is due on April 10th and the balance will be due upon presentation of the final invoice.

You will also be billed for pre-approved travel (if required) and other out-of-pocket costs such as postage, etc.  The fee is based on anticipated cooperation from your personnel and the assumption unexpected circumstances will not be encountered during the engagement. If significant additional time is necessary, we will discuss it with you and arrive at a new hourly fee estimate before we incur the additional costs.  Contract can be cancelled by either party with 60 days written notice.

Our invoices are due and payable upon presentation except any balances which have been agreed to be paid over a payment schedule at our discretion. Additionally, a finance charge of 7% per month will be assessed on all unpaid balances 30 days or more past due.  In the event our firm resigns or is dismissed, any unpaid balance due will be secured by all assets of the Company.  Payments made by check to Bluechip Advisors LLC that are not honored by the bank will incur a returned check fee of $100.00.  When a check is returned unpaid, Bluechip Advisors LLC reserves the right to require future payment by cash or certified funds.

We retain the right to suspend or terminate our service in the event of nonpayment.  Services will not be resumed until your account is paid as agreed.  If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed.  The Company will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination.

The Firm's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to the Firm for the portion of its services or work products giving rise to liability.  In no event shall Bluechip Advisors LLC, or it's personnel, be liable for consequential, special, incidental or punitive loss, damage or expenses (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence. Should we be forced to disengage due to the failure to disclose to our Firm a transaction or issue, which we deem to be relevant or material in nature, all fees accrued to that point would become due and payable, by the undersigned immediately.

During the course of our engagement, we may need to electronically transmit confidential information to each other and to outside specialists or other entities engaged by either Bluechip Advisors LLC or the Company.  E-mail is a fast and convenient way to communicate.  However, e-mail travels over the public Internet, which is not a secure means of communication and, thus confidentiality could be compromised.  The Company agrees to the use of e-mail and other electronic methods to transmit and receive information including confidential information, between Bluechip Advisors LLC, the Company and outside specialists or other entities engaged by either Bluechip Advisors LLC or the Company.

Epic Thrift Stores and related entities shall indemnify and hold harmless Bluechip Advisors, LLC and it's personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of the Firm's personnel involved) brought against, paid or incurred by the Company at any time and in any way arising out of or relating to the Firm's services under this letter, except to the extent finally determined to have resulted from the gross negligence or willful misconduct of Bluechip Advisors LLC personnel.

Epic Thrift Stores
March 2, 2015

________________

In the unlikely event that differences concerning our services or fees should arise that are not resolved by mutual agreement, we both recognize that the matter will probably involve complex business or accounting issues that would be decided most equitably to us both by a judge hearing the evidence without a jury.  Accordingly, you and we agree to waive any right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to our services and fees for this engagement.

The undersigned agrees that facsimile and electronic signatures shall have the same force and effect under law as if they were originals and represents that undersigned has the full legal authority to execute this agreement on the Company's behalf.

The laws of the State of Nevada will govern this agreement.

If any portion of this letter is held invalid, it is agreed that such invalidity shall not affect any of the remaining portions.

We appreciate the opportunity to be of service and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign and return the letter to us.

Best regards,	UNDERSTOOD AND AGREED:
Bluechip Advisors LLC	"Brian Davidson"

Bluechip Advisors LLC	Name